Exhibit 10.6

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”), dated as of September 8, 2009 between 214 Investments, Inc. (“214 Investments”), a Texas corporation, and MDI, Inc. (“MDI”), a Delaware corporation. Each of 214 Investments and MDI are sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

A.            MDI and 214 Investments have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which MDI will sell all of the issued and outstanding capital stock of Monitor Dynamics, Inc. (the “Business”) to 214 Investments (the “Distribution”) pursuant to the terms and subject to the conditions of the Stock Purchase Agreement and other Ancillary Agreements.

B.        In connection with the Distribution, MDI and 214 Investments have agreed to enter into this Agreement in order for 214 Investments to assist MDI by providing certain temporary transitional services and support not otherwise specified in any of the Ancillary Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and undertakings contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 214 Investments and MDI hereby agree as follows:

ARTICLE 1 - TERM

Section 1.01. Term of the Agreement. The term of this Agreement shall be from the Effective Date (as defined herein) to and including March 8, 2010 (the “Term”), although the actual duration of specific services may be for a shorter or longer period as agreed to by 214 Investments and MDI.

ARTICLE II - SERVICES

Section 2.01.          Provision of Services. On the terms and subject to the conditions contained herein, 214 Investments shall transfer the knowledge, information, data and related files to MDI relating to human resources, payroll, treasury and risk management, accounting and financial, tax compliance, software, telecommunications services and information technology, administrative, legal, litigation support, and product support services or take any action necessary to effect to the transfer thereof (“Services”); in particular, 214 Investments will cooperate with and assist MDI with respect to prosecuting or defending third-party litigation matters. The Services will be provided by 214 Investments as and when reasonably requested by MDI and at no charge to MDI.

Section 2.02. Limitation of Liability. 214 Investments shall have no liability whatsoever to MDI or any of its affiliates for any error, act or omission in connection with the Services to be rendered by 214 Investments hereunder unless any such error, act or omission derives from willful misconduct or gross negligence. IN NO EVENT SHALL 214 INVESTMENTS BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT 214 INVESTMENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ARTICLE III - GENERAL

Section 3.01. Amendments; Non-Waiver.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) The failure of either party to enforce at any time or for any of the provisions hereof will not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

Section 3.02. Notices. All notices, requests, consents and other communications hereunder must be in writing and will be deemed to have been duly given (a) when received if personally delivered or sent by facsimile, (b) one business day after being sent by nationally recognized overnight delivery service, or (c) five business days after being sent by nationally registered or certified mail, return receipt requested, postage prepaid.

Section 3.03. Construction and Jurisdiction. This Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Texas. In the event any action is brought based on this Agreement the venue for any such action will be any court of competent jurisdiction of the State of Texas located in Bexar, County, Texas.

Section 3.04. Level of Service. 214 Investments undertakes to use the same degree of care in rendering services under this Agreement as it respectively utilizes in rendering such services for its own operations and shall not be liable for any failure to provide services other than a failure caused by or attributable to its gross negligence or intentional misconduct or that of any of its affiliates, employees, officers or other agents. Nothing in this Agreement will require 214 Investments to perform or cause to be performed any service in a manner that would constitute a violation of applicable laws.

Section 3.05. Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the services and that either party may make changes from time to time in the manner of performing the services if such party is making similar changes in performing similar services for its own operations and if such party furnishes to the other party substantially the same notice (in content and timing) as such party furnishes to those part of its own operations respecting such changes.

Section 3.06. Mutual Cooperation. MDI, 214 Investments and their respective affiliates shall cooperate with each other in connection with the performance of the Services hereunder; provided, however, that such cooperation must not unreasonably disrupt the normal operations of MDI, 214 Investments and their respective affiliates.

Section 3.07. Independent Contractors. MDI and 214 Investments each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of MDI to 214 Investments and of 214 Investments to MDI hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

Section 3.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

Section 3.09. Entire Agreement. This Agreement supersedes and cancels any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party. This Agreement express the complete and final understanding of the parties with respect to the subject matter thereto and may not be changed in any way, except by an instrument in writing signed by both parties.

Section 3.10. Assignment. This Agreement and the rights and duties hereunder are binding upon and inure to the benefit of the successors and permitted assigns of each of the parties to this Agreement, but are not assignable or delegable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

Section 3.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective upon the closing of the transactions contemplated by the Stock Purchase Agreement (the “Effective Date”).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MDI, INC.

/s/ John Linton
By:	John Linton
Its:	CTO

214 INVESTMENTS, INC.

/s/ J. Collier Sparks
By: J. Collier Sparks
Its: President